Exhibit 2

2015

SECOND QUARTER RESULTS

Stock Listing Information

Colombian Stock Exchange S.A. Ticker: CLH

Investor Relations

Jesús Ortiz de la Fuente +57 (1) 603-9051

E-mail: jesus.ortizd@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

	January - June			Second Quarter		
	2015	2014	% var	2015	2014	% var
Consolidated cement volume	3,620	3,931	(8%)	1,880	1,964	(4%)
Consolidated domestic gray cement	3,307	3,500	(6%)	1,714	1,766	(3%)
Consolidated ready-mix volume	1,753	1,670	5%	904	851	6%
Consolidated aggregates volume	4,369	4,145	5%	2,257	2,197	3%
Net sales	748	864	(13%)	394	441	(11%)
Gross profit	356	420	(15%)	186	212	(12%)
as % of net sales	47.6%	48.6%	(1.0pp)	47.2%	48.0%	(0.8pp)
Operating earnings before other expenses, net	192	236	(19%)	101	118	(14%)
as % of net sales	25.6%	27.3%	(1.7pp)	25.8%	26.6%	(0.8pp)
Controlling interest net income	82	121	(32%)	39	67	(42%)
Operating EBITDA	236	283	(17%)	124	142	(13%)
as % of net sales	31.6%	32.8%	(1.2pp)	31.5%	32.2%	(0.7pp)
Free cash flow after maintenance capital expenditures	137	142	(3%)	70	62	13%
Free cash flow	66	130	(49%)	48	55	(13%)
Net debt	1,077	1,178	(9%)	1,077	1,178	(9%)
Total debt	1,136	1,237	(8%)	1,136	1,237	(8%)
Earnings per share	0.15	0.22	(32%)	0.15	0.22	(32%)
Shares outstanding at end of period	556	556	0%	556	556	0%
Employees	5,093	4,662	9%	5,093	4,662	9%

Cement and aggregates volumes in thousands of metric tons. Ready-mix volumes in thousands of cubic meters.
In millions of US dollars, except volumes, percentages, employees, and per-share amounts.
Shares outstanding are presented in millions.

Consolidated net sales during the second quarter of 2015 declined by 11% compared to the second quarter of 2014. During the first six months of 2015 consolidated net sales decreased by 13%, compared to the same period in 2014. This decline in net sales is explained mainly as a result of foreign exchange fluctuations and the effect of lower cement volumes from our operations in Colombia.

Cost of sales as a percentage of net sales during the first six months of 2015 increased by 1.0pp from 51.4% to 52.4% on a year-over-year basis.

Operating expenses as a percentage of net sales during the first six months of 2015 increased by 0.7pp from 21.3% to 22.0% compared to the same period in 2014.

Operating EBITDA during the second quarter of 2015 declined by 13% compared to the second quarter of 2014. During the first six months of 2015 operating EBITDA decreased by 17%, compared to the same period in 2014.This decline is mainly explained by foreign exchange fluctuations and the effect of lower cement volumes from our operations in Colombia.

Operating EBITDA margin during the second quarter of 2015 declined by 0.7pp, compared to the second quarter of 2014. During the first six months of the year operating EBITDA margin declined by 1.2pp compared with the same period last year.

Controlling interest net income during the second quarter of 2015 reached US$39 million, declining by 42% compared to the second quarter of 2014. During the first six months of 2015 controlling interest net income reached US$82 million, declining 32% compared to the same period in 2014.

Total debt at the end of the second quarter of 2015 reached US$1,136 million.

2015 Second Quarter Results

Page 2

OPERATING RESULTS

Colombia

January - June

Second Quarter

2015

2014

% var

2015

2014

% var

Net sales

374

502

(25%)

198

260

(24%)

Operating EBITDA

128

181

(29%)

68

88

(23%)

Operating EBITDA margin

34.1%

36.0%

(1.9pp)

34.5%

34.0%

0.5pp

In millions of US dollars, except percentages.

Domestic gray cement

Ready Mix

Aggregates

January - June

Second Quarter

January - June

Second Quarter

January - June Second Quarter

Volume

(11%)

(7%)

4%

3%

2%

0%

Price (USD)

(21%)

(22%)

(19%)

(20%)

(21%)

(22%)

Price (local currency)

1%

2%

4%

4%

1%

3%

Year-over-year percentage variation.

In Colombia, during the second quarter our domestic gray cement volumes declined by 7%, while our ready-mix volumes increased by 3% and our aggregates volumes remained stable, compared to the second quarter of 2014. For the first six months of 2015, our domestic gray cement volumes decreased by 11%, while our ready-mix and aggregates volumes increased by 4% and 2%, respectively, compared to the same period in 2014. Cement volumes during the second quarter improved by 11% sequentially, reflecting a partial recovery of our market share lost in the first quarter as a result of our price increase.

Panama

January - June

Second Quarter

2015

2014

% var

2015

2014

% var

Net sales

151

149

2%

79

73

9%

Operating EBITDA

61

66

(7%)

33

34

(3%)

Operating EBITDA margin

40.7%

44.4%

(3.7pp)

41.4%

46.4%

(5.0pp)

In millions of US dollars, except percentages.

Domestic gray cement

Ready Mix

Aggregates

January - June

Second Quarter

January - June

Second Quarter

January - June Second Quarter

Volume

7%

4%

(0%)

10%

10%

21%

Price (USD)

1%

%

(3%)

(3%)

3%

7%

Price (local currency)

1% 6%

(3%)

(3%)

3%

7%

Year-over-year percentage variation.

In Panama during the second quarter our domestic gray cement, ready-mix and aggregates volumes increased by 4%, 10% and 21% respectively, compared to the second quarter of 2014. For the first half of 2015, our domestic gray cement and aggregates volumes increased by 7% and 10% respectively, while our ready-mix volumes remained stable, compared with the same period 2014.

During the quarter, the positive performance in our volumes was fueled by higher sales to the residential sector, which continued being the main driver of demand for our products, as well as a basis effect related to the constructions workers strike in the second quarter of 2014. Cement sales to the Panama Canal expansion project declined by 58% during the quarter on a year-over-year basis.

2015 Second Quarter Results

OPERATING RESULTS

Costa Rica

	January - June			Second Quarter		
	2015	2014	% var	2015	2014	% var
Net sales	89	76	18%	46	41	15%
Operating EBITDA	39	33	18%	20	19	5%
Operating EBITDA margin	43.9%	43.9%	0.0pp	42.1%	45.9%	(3.8pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready Mix		Aggregates	
	January - June	Second Quarter	January - June	Second Quarter	January - June	Second Quarter
Volume	11%	14%	15%	20%	38%	31%
Price (USD)	5%	5%	(2%)	1%	0%	4%
Price (local currency)	4%	2%	(4%)	(2%)	(2%)	2%

Year-over-year percentage variation.

In Costa Rica, during the second quarter our domestic gray cement, ready-mix, and aggregates volumes increased by 14%, 20% and 31%, respectively, compared to the second quarter of 2014. For the first six-months of the year our domestic gray cement, ready-mix and aggregates volumes increased by 11%, 15% and 38%, respectively, compared to the same period of last year.

During the second quarter infrastructure remained as the main driver for cement demand with the ongoing construction of roads, as well as hydroelectric projects like *"Chucás"* and *"Capulín"*.

Rest of CLH

	January - June			Second Quarter		
	2015	2014	% var	2015	2014	% var
Net sales	141	143	(1%)	76	73	3%
Operating EBITDA	40	40	(1%)	20	21	(7%)
Operating EBITDA margin	28.1%	28.0%	0.1pp	26.1%	28.8%	(2.7pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready Mix		Aggregates	
	January - June	Second Quarter	January - June	Second Quarter	January - June	Second Quarter
Volume	(7%)	(6%)	21%	23%	2%	(25%)
Price (USD)	(2%)	(4%)	2%	1%	16%	20%
Price (local currency)	3%	2%	4%	2%	19%	23%

Year-over-year percentage variation.

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, during the second quarter of 2015 our domestic gray cement and aggregates volumes decreased by 6% and 25%, respectively, while our ready-mix volumes increased by 23%, compared to the second quarter of 2014. During the first half of the year, our domestic gray volumes decreased by 7%, while our ready-mix and aggregates volumes increased by 21% and 2% respectively, compared to the same period of last year.

The positive performance in our cement volumes in Nicaragua was offset by weak demand conditions in the other markets. Housing and infrastructure in Nicaragua, along with industrial-and-commercial activity in Guatemala, remained the main drivers of demand for our products.

2015 Second Quarter Results Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

CEMEX LatAm Holdings

Operating EBITDA and free cash flow

	January - June			Second Quarter		
	2015	2014	% var	2015	2014	% var
Operating earnings before other expenses, net	192	236	(19%)	102	118	(14%)
+ Depreciation and operating amortization	45	47		23	24	
Operating EBITDA	237	283	(16%)	125	142	(12%)
- Net financial expense	42	48		21	24	
- Capital expenditures for maintenance	13	26		5	17	
- Change in working Capital	(26)	9		(31)	2	
- Taxes paid	63	59		49	38	
- Other cash items (Net)	8	(0)		7	(0)	
Free cash flow after maintenance capital exp	137	142	(3%)	70	62	13%
- Strategic Capital expenditures	71	12		23	7	
Free cash flow	66	130	(49%)	48	55	(13%)

In millions of US dollars, except percentages.

Information on Debt

	Second Quarter			First Quarter
	2015	2014	% var	2015
Total debt [1, 2]	1,136	1,237	(8%)	1,188
Short term	13%	21%		12%
Long term	87%	79%		88%
Cash and cash equivalents	59	(59)	n/a	63
Net debt	1,077	1,178	(9%)	1,125

	Second Quarter	
	2015	2014
Currency denomination		
U.S. dollar	99%	98%
Colombian peso	1%	2%
Interest rate		
Fixed	78%	79%
Variable	22%	21%

In millions of US dollars, except percentages.

[1] Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).

[2] Represents the consolidated balances of CLH and subsidiaries.

2015 Second Quarter Results

Page 5

OPERATING RESULTS

CEMEX LatAm Holdings

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in thousands of U.S. Dollars, except per share amounts

	January - June			Second Quarter		
INCOME STATEMENT	2015	2014	% var	2015	2014	% var
Net sales	747,600	863,955	(13%)	393,762	441,201	(11%)
Cost of sales	(391,636)	(444,151)	12%	(208,030)	(229,403)	9%
Gross profit	**355,964**	**419,804**	**(15%)**	**185,733**	**211,798**	**(12%)**
Operating expenses	(164,290)	(184,223)	11%	(84,245)	(94,283)	11%
Operating earnings before other expenses, net	**191,674**	**235,581**	**(19%)**	**101,487**	**117,514**	**(14%)**
Other expenses, net	(7,115)	519	N/A	(5,135)	743	N/A
Operating earnings	**184,559**	**236,100**	**(22%)**	**96,352**	**118,257**	**(19%)**
Financial expenses	(40,565)	(47,625)	15%	(19,976)	(23,222)	14%
Other income (expenses), net	(2,028)	(4,306)	53%	(6,731)	(5,160)	(30%)
Net income before income taxes	**141,966**	**184,169**	**(23%)**	**69,645**	**89,875**	**(23%)**
Income tax	(59,232)	(62,617)	5%	(30,875)	(23,143)	(33%)
Consolidated net income	**82,734**	**121,552**	**(32%)**	**38,770**	**66,732**	**(42%)**
Non-controlling Interest Net Income	(307)	(392)	22%	(134)	(192)	30%
Controlling Interest Net Income	**82,427**	**121,160**	**(32%)**	**38,636**	**66,540**	**(42%)**
				0	0	
Operating EBITDA	**236,350**	**283,070**	**(17%)**	**123,923**	**142,072**	**(13%)**
Earnings per share	**0.15**	**0.22**	**(32%)**	**0.07**	**0.12**	**(42%)**

	as of June 30		
BALANCE SHEET	2015	2014	% var
Total Assets	**3,465,039**	**3,844,232**	**(10%)**
Cash and Temporary Investments	58,683	59,303	(1%)
Trade Accounts Receivables	124,828	165,809	(25%)
Other Receivables	52,211	90,304	(42%)
Inventories	102,768	114,802	(10%)
Other Current Assets	21,843	23,913	(9%)
Current Assets	360,332	454,131	(21%)
Fixed Assets	1,117,256	1,218,121	(8%)
Other Assets	1,987,451	2,171,980	(8%)
Total Liabilities	**2,034,612**	**2,387,169**	**(15%)**
Current Liabilities	438,971	647,117	(32%)
Long-Term Liabilities	1,584,765	1,727,100	(8%)
Other Liabilities	10,876	12,952	(16%)
Consolidated Stockholders' Equity	**1,424,743**	**1,450,953**	**(2%)**
Non-controlling Interest	5,685	6,110	(7%)
Stockholders' Equity Attributable to Controlling Interest	1,430,427	1,457,063	(2%)

2015 Second Quarter Results

Page 6

OPERATING RESULTS

CEMEX LATAM HOLDINGS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in millions of Colombian Pesos in nominal terms, except per share amounts

	January - June			Second Quarter		
INCOME STATEMENT	2015	2014	% var	2015	2014	% var
Net sales	1,871,629	1,691,252	11%	985,319	841,736	17%
Cost of sales	(980,467)	(869,459)	(13%)	(520,557)	(437,927)	(19%)
Gross profit	**891,163**	**821,794**	**8%**	**464,763**	**403,810**	**15%**
Operating expenses	(411,302)	(360,616)	(14%)	(210,807)	(179,885)	(17%)
Operating earnings before other expenses, net	**479,858**	**461,177**	**4%**	**253,952**	**223,924**	**13%**
Other expenses, net	(17,812)	1,017	N/A	(12,849)	1,466	N/A
Operating earnings	**462,046**	**462,194**	**(0%)**	**241,103**	**225,390**	**7%**
Financial expenses	(101,554)	(93,234)	(9%)	(49,985)	(44,196)	(13%)
Other income (expenses), net	(5,078)	(8,427)	40%	(16,844)	(10,143)	(66%)
Net income before income taxes	**355,414**	**360,533**	**(1%)**	**174,274**	**171,051**	**2%**
Income tax	(148,288)	(122,577)	(21%)	(77,259)	(43,255)	(79%)
Consolidated net income	**207,126**	**237,957**	**(13%)**	**97,015**	**127,796**	**(24%)**
Non-controlling Interest Net Income	(768)	(768)	(0%)	(335)	(366)	8%
Controlling Interest Net Income	**206,358**	**237,189**	**(13%)**	**96,680**	**127,430**	**(24%)**
Operating EBITDA	**591,705**	**554,141**	**7%**	**310,095**	**270,740**	**15%**
Earnings per share	**372.43**	**427.93**	**(13%)**	**174.44**	**229.82**	**(24%)**

	as of June 30		
BALANCE SHEET	2015	2014	% var
Total Assets	**8,957,507**	**7,231,730**	**24%**
Cash and Temporary Investments	151,702	111,559	36%
Trade Accounts Receivables	322,693	311,919	3%
Other Receivables	134,970	169,882	(21%)
Inventories	265,666	215,964	23%
Other Current Assets	56,468	44,984	26%
Current Assets	931,499	854,309	9%
Fixed Assets	2,888,229	2,291,516	26%
Other Assets	5,137,779	4,085,905	26%
Total Liabilities	**5,259,697**	**4,490,719**	**17%**
Current Liabilities	1,134,788	1,217,350	(7%)
Long-Term Liabilities	4,096,793	3,249,004	26%
Other Liabilities	28,117	24,365	15%
Consolidated Stockholders' Equity	**3,683,117**	**2,729,518**	**35%**
Non-controlling Interest	14,696	11,494	28%
Stockholders' Equity Attributable to Controlling Interest	3,697,810	2,741,012	35%

2015 Second Quarter Results

Page 7

OPERATING RESULTS

Operating Summary per Country

in thousands of U.S. dollars
Operating EBITDA margin as a percentage of net sales

	January - June			Second Quarter		
	2015	2014	% var	2015	2014	% var
NET SALES						
Colombia	374,258	501,937	(25%)	198,012	259,543	(24%)
Panama	150,944	148,685	2%	79,029	72,569	9%
Costa Rica	89,483	75,996	18%	46,440	40,530	15%
Rest of CLH	141,341	143,227	(1%)	75,692	73,397	3%
Others and intercompany eliminations	(8,426)	(5,890)	(43%)	(5,411)	(4,838)	(12%)
TOTAL	**747,600**	**863,955**	**(13%)**	**393,763**	**441,201**	**(11%)**
GROSS PROFIT						
Colombia	179,581	252,396	(29%)	94,088	124,798	(25%)
Panama	68,724	71,442	(4%)	37,089	36,173	3%
Costa Rica	49,634	40,351	23%	25,192	22,227	13%
Rest of CLH	50,922	50,218	1%	25,618	26,246	(2%)
Others and intercompany eliminations	7,104	5,397	32%	3,746	2,354	59%
TOTAL	**355,964**	**419,804**	**(15%)**	**185,733**	**211,798**	**(12%)**
OPERATING EARNINGS BEFORE OTHER EXPENSES, NET						
Colombia	113,709	163,205	(30%)	61,079	78,655	(22%)
Panama	52,145	57,436	(9%)	28,289	29,294	(3%)
Costa Rica	36,029	29,868	21%	18,020	16,862	7%
Rest of CLH	37,119	37,440	(1%)	18,431	19,626	(6%)
Others and intercompany eliminations	(47,328)	(52,368)	10%	(24,332)	(26,923)	10%
TOTAL	**191,674**	**235,581**	**(19%)**	**101,487**	**117,514**	**(14%)**
OPERATING EBITDA						
Colombia	127,582	180,792	(29%)	68,269	88,175	(23%)
Panama	61,382	66,011	(7%)	32,721	33,667	(3%)
Costa Rica	39,251	33,366	18%	19,572	18,618	5%
Rest of CLH	39,657	40,055	(1%)	19,733	21,165	(7%)
Others and intercompany eliminations	(31,523)	(37,153)	15%	(16,372)	(19,553)	16%
TOTAL	**236,350**	**283,071**	**(17%)**	**123,923**	**142,072**	**(13%)**
OPERATING EBITDA MARGIN						
Colombia	34.1%	36.0%		34.5%	34.0%	
Panama	40.7%	44.4%		41.4%	46.4%	
Costa Rica	43.9%	43.9%		42.1%	45.9%	
Rest of CLH	28.1%	28.0%		26.1%	28.8%	
TOTAL	**31.6%**	**32.8%**		**31.5%**	**32.2%**	

2015 Second Quarter Results

Page 8

OPERATING RESULTS

Volume Summary

Consolidated volume summary

Cement and aggregates in thousands of metric tons
Ready mix in thousands of cubic meters

	January - June			Second Quarter		
	2015	2014	% var	2015	2014	% var
Total cement volume [1]	3,620	3,931	(8%)	1,880	1,964	(4%)
Total domestic gray cement volume	3,307	3,500	(6%)	1,714	1,766	(3%)
Total ready-mix volume	1,753	1,670	5%	904	851	6%
Total aggregates volume	4,369	4,145	5%	2,257	2,197	3%

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.

Per-country volume summary

	January - June 2015 vs. 2014	Second Quarter 2015 vs. 2014	Second Quarter 2015 vs. First Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	(11%)	(7%)	11%
Panama	7%	4%	2%
Costa Rica	11%	14%	6%
Rest of CLH	(7%)	(6%)	5%
READY MIX			
Colombia	4%	3%	8%
Panama	(0%)	10%	(0%)
Costa Rica	15%	20%	21%
Rest of CLH	21%	23%	3%
AGGREGATES			
Colombia	2%	0%	6%
Panama	10%	21%	10%
Costa Rica	38%	31%	10%
Rest of CLH	2%	(25%)	1%

2015 Second Quarter Results

Page 9

OPERATING RESULTS

CEMEX LatAm Holdings

Price Summary

Variation in U.S. dollars

	January - June 2015 vs. 2014	Second Quarter 2015 vs. 2014	Second Quarter 2015 vs. First Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	(21%)	(22%)	2%
Panama	1%	6%	4%
Costa Rica	5%	5%	(2%)
Rest of CLH	(2%)	(4%)	(1%)
READY MIX			
Colombia	(19%)	(20%)	1%
Panama	(3%)	(3%)	(3%)
Costa Rica	(2%)	1%	4%
Rest of CLH	2%	1%	1%
AGGREGATES			
Colombia	(21%)	(22%)	6%
Panama	3%	7%	4%
Costa Rica	0%	4%	6%
Rest of CLH	16%	20%	(6%)

For Rest of CLH, volume-weighted average prices.

Variation in local currency

	January - June 2015 vs. 2014	Second Quarter 2015 vs. 2014	Second Quarter 2015 vs. First Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	1%	2%	1%
Panama	1%	6%	4%
Costa Rica	4%	2%	(2%)
Rest of CLH	3%	2%	(0%)
READY MIX			
Colombia	4%	4%	1%
Panama	(3%)	(3%)	(3%)
Costa Rica	(4%)	(2%)	4%
Rest of CLH	4%	2%	0%
AGGREGATES			
Colombia	1%	3%	6%
Panama	3%	7%	4%
Costa Rica	(2%)	2%	6%
Rest of CLH	19%	23%	(6%)

For Rest of CLH, volume-weighted average prices.

2015 Second Quarter Results Page 10

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation and presentation of results

Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement.

For the reader's convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of June 30, 2015 and June 30, 2014 was $2,585.11 and $1,881.19 Colombian pesos per US dollar, respectively, and (ii) the consolidated results for the second quarter of 2015 and for the second quarter of 2014 were $2,502.32 and $1,905.66 Colombian pesos per US dollar, respectively.

Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under "other and intercompany eliminations."

Consolidated financial information

When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries.

Presentation of financial and operating information

Individual information is provided for Colombia, Panama and Costa Rica.

Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and Brazil.

Exchange rates

	January - June		January - June		Second Quarter	
	2015 closing	2014 closing	2015 average	2014 average	2015 average	2014 average
Colombian peso	2,585.11	1,881.19	2,503.52	1,957.57	2,502.32	1,905.66
Panama balboa	1.00	1.00	1.00	1.00	1.00	1.00
Costa Rica colon	540.97	548.66	540.71	548.58	540.51	554.90
Euro	1.1145	0.7302	1.1080	0.7304	1.1100	0.7297

Amounts provided in units of local currency per US dollar.

2015 Second Quarter Results

Page 11

DEFINITIONS OF TERMS AND DISCLOSURES

Definition of terms

Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation).

Maintenance capital expenditures investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies.

Net debt equals total debt minus cash and cash equivalents.

Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization.

pp equals percentage points.

Strategic capital expenditures investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.

2015 Second Quarter Results Page 12